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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

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     (as permitted by Rule 14a-6(e)(2))
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[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             LIDAK PHARMACEUTICALS
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                (Name of Registrant as Specified In Its Charter)

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                       [LIDAK PHARMACEUTICALS LETTERHEAD]



March 26, 1998

         To the Shareholders of LIDAK Pharmaceuticals:

         This letter is to inform you about recent events affecting the 1998 Annual Meeting of Shareholders of LIDAK Pharmaceuticals. As you may know, a Shareholders Committee comprised of HealthMed, Inc. and Wallace O. Raubenheimer recently filed with the Securities and Exchange Commission a proxy statement supporting an alternate slate of directors for election to the LIDAK Board at the 1998 Annual Meeting. In order to avoid the probable disruption of the Company's business and the substantial expenses associated with a proxy contest, the Company participated in settlement discussions with the other parties and on March 25, 1998, LIDAK announced that it had reached a settlement with the Shareholders Committee and certain individuals participating in their solicitation, including Mitchell J. Stein, George P. Rutland and Edward L. Hennessy, Jr.

         The settlement agreement provides for, among other things, an expanded LIDAK Board comprised of nine members, including four existing LIDAK directors, three additional independent nominees to be mutually agreed upon and two nominees of the Shareholders Committee, Mr. Rutland and Mr. Hennessy. In connection with the increase in the size of the Board, the Board also has adopted, subject to shareholder approval, additional Bylaw amendments expanding the number of authorized directors to a maximum of nine and creating three classes of directors with staggered three-year terms. The director nominees and the Bylaw amendments will be voted upon by the shareholders at the 1998 Annual Meeting. The settlement agreement does not contemplate any changes to the Company's current executive management.

         As a result of these actions, the LIDAK 1998 Annual Meeting of Shareholders, which was previously scheduled to be held on April 18, 1998, has been postponed in order to allow the Board adequate time to conduct an expeditious search for three additional independent nominees and to amend LIDAK's proxy materials. Following the selection of the three independent nominees, LIDAK will announce a new date for the 1998 Annual Meeting. The Company also intends to mail to shareholders a new Notice of Annual Meeting and revised Proxy Statement and proxy card in connection with the rescheduled 1998 Annual Meeting.

         You already may have received by mail the Company's Notice of Annual Meeting and Proxy Statement dated March 13, 1998 and the proxy card included with those materials. Please disregard the proxy card previously furnished to you for the meeting that was to be held on April 18, 1998. Any of those proxy cards which are signed and returned to the Company will be invalid. As noted above, the Company will be mailing revised proxy materials to you relating to the business to be acted upon at the rescheduled annual meeting to replace the prior proxies.



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         The settlement agreement also provides that the Shareholders Committee and its nominees will not conduct any proxy or other shareholder solicitations through the annual meeting of shareholders to occur in 2001, limits additional stock purchases or control of voting shares by the parties and provides that LIDAK will reimburse HealthMed for certain third party expenses, not to exceed $150,000.

         We are pleased that this potentially contentious situation was resolved in a positive way for the Company. The Company was able to avoid the disruption and potentially substantial costs associated with a proxy contest by reaching this settlement agreement. We look forward to working with the new Board members, with the mutual ultimate goal of significantly enhancing shareholder value.


                                        Sincerely,

                                        /s/ GERALD J. YAKATAN
                                        Gerald J. Yakatan, Ph.D.
                                        President and Chief Executive Officer